                                   RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                      AUTOMATED MEDICAL LABORATORIES, INC.


     The undersigned, Lloyd Rothenberg, President, and Raphael B. Shouger, Secretary of AUTOMATED MEDICAL LABORATORIES, INC., a corporation organized under the laws of Florida, pursuant to a Certificate of Incorporation originally filed on November 29, 1961 under the name Biscayne Medical Laboratories, Inc., do hereby certify that by unanimous vote of its directors and a majority vote of its shareholders at a Special Meeting of Shareholders held on August 26, 1974, the corporation approved the fol-lowing restatement of its Certificate of Incorporation into a single certificate which shall read in its entirety as follows:


                               ARTICLE I - NAME

                    The name of the Corporation shall be
                    AUTOMATED MEDICAL LABORATORIES, INC.


                            ARTICLE II - PURPOSES

     The purpose for which the corporation is formed is to engage in any or all activities or businesses permitted under the laws of the United States and under the laws of the State of Florida and to exercise all of the corporate powers provided for by the laws of the State of Florida.


                       ARTICLE III - AUTHORIZED SHARES

     The aggregate number of shares which the Corporation shall have authority to issue is 4,000,000 shares of Common Stock, $.01 par value.
The Corporation may issue and deliver unissued or treasury shares, option rights, or securities having conversion or option rights, whether presently or hereafter authorized, in such manner and for such consideration as from time to time may be fixed by the Board of Directors, without first offering them to existing shareholders. The Board of Directors may accept property, labor or payment for shares of capital stock at a just valuation fixed by the Board of Directors. The stock of the Corporation shall not be assess-able, nor shall the holders thereof or their property be liable for the debts of the Corporation, to any extent whatever.


                             ARTICLE IV - CAPITAL

     The amount of capital with which this corporation shall commence business shall not be less than FIVE HUNDRED ($500.00) DOLLARS.


                        ARTICLE V - PLACE OF BUSINESS

     The principal place of business of this corporation shall be 7501 N.W. 66th Street, Miami, Florida 33166 or such other location decided upon by the Board of Directors.

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                           ARTICLE VI - EXISTENCE

     The duration of the Corporation shall be perpetual.


                          ARTICLE VII - DIRECTORS

     The number of directors of the Corporation shall be such number, not less than three, as may be fixed from time to time by the Board of Directors in the manner prescribed in the By-Laws of the Corporation.
The Board of Directors shall be entitled to fill any vacancies in the Board of Directors caused by reason of an increase in the number of direc-tors or otherwise.


                     ARTICLE VIII - POWERS OF DIRECTORS

     The business of the Corporation shall be managed and its corporate powers shall be exercised by its Board of Directors. The Board of Direc-tors shall have the power, without shareholder action. To exercise all of the corporate power to which the Corporation is entitled under Florida law including but not limited to:

     1. the power to cause the Corporation to indemnify each director and officer of the Corporation against all or any portion of any expenses reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, by reason of his being or having been an officer or director of the Corporation (whether or not he continues to be an officer or director at the time of incurring such expenses) to the extent and scope permitted by the laws of the State of Florida.

     2. the power to remove a director for cause where, in the judgment of the majority of the other directors, the continuation of the director in office would be detrimental to the interests of the Corporation. The Board of Directors may suspend a director for a reasonable period pending final determination that cause exists for such removal.

     3. the power to cause the corporation to loan money to, or guarantee an obligation of, or otherwise assist any officer or other employee of the corporation or of any subsidiary, including, when authorized by a majority of the entire board, an officer or employee who is also a director of the Corporation, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the Corporation.


                            ARTICLE IX - GENERAL

     A director of the Corporation shall not, in the absence of actual fraud, be disqualified by his office from dealing or contracting with the Corporation, either as a vendor, purchaser or otherwise; and, in the absence of an actual fraud, no transaction or contract of the Corporation shall be void or voidable by reason of the fact that any director or any firm or corporation of which any director is a member is in any way interested in such transaction or contract, provided that the fact that such director, or firm, is interested in the transaction or the contract is disclosed to the Corporation, and that such transaction or contract is authorized, ratified or approved by (i) vote of the majority of a quorum of the Board of Directors or of an Executive Committee, if any, without counting in such majority any director so interested or who is a member of a firm or corporation so interested; or (ii) vote at a Stockholders'

Meeting of the holders of record of the majority of all the outstanding shares of stock of the Corporation then entitled to vote, or by writing or writings signed by a majority of such holders, which shall have the same force and effect as though such authorization, ratification or approval were made by the Stockholders, and no director, firm or corporation of which a director is a member shall be liable to account to the Corporation for any profits realized from or through any such transaction or contract. Nothing in this paragraph contained shall create any liability in the events above mentioned, or prevent the authorization, ratification or approval of such contracts or transactions in any other manner permitted by law, or invalidate or make voidable any contract or transaction which would be valid without reference to the provisions of this paragraph.

     This Restated Certificate of Incorporation was authorized by a resolu-tion of the Board of Directors of the Corporation adopted at a meeting held on the 8th day of July, 1974 and was adopted by a majority of the stock-holders of the Corporation at a special stockholders' meeting held on the 26th day of August, 1974.

     IN WITNESS WHEREOF, we have hereunto set our hands and seals this 11th day of September, 1974.

                                    AUTOMATED MEDICAL LABORATORIES, INC.

                                            /s/ Lloyd Rothenberg

                                    By-----------------------------------
                                            Lloyd Rothenberg, President

                                            /s/Raphael B. Shouger

     CORPORATE                      Attest:------------------------------
       SEAL                                 Raphael B. Shouger, Secretary

STATE OF FLORIDA    :
                    :   SS.
COUNTY OF DADE      :

     PERSONALLY APPEARED before me, the undersigned authority, LLOYD ROTHENBERG and RAPHAEL B. SHOUGER, the President and Secretary, respec-tively, of AUTOMATED MEDICAL LABORATORIES, INC., a Florida corporation, who, after being duly sworn, depose and say that they duly executed the above and foregoing Restated Certificate of Incorporation and in their capacity as President and Secretary, respectively, of said corporation, and further acknowledge said Certificate to be their act and deed and the act and deed of said corporation; that the signatures of the said President and Secretary are in the handwriting of said President and Secretary of the corporation, respectively, and that the seal affixed thereto is the common seal of the corporation thereunto affixed by authority of the stock-holders of said corporation.

     IN WITNESS WHEREOF, I set my had and seal this 11th day of September, 1974.


                                    /s/ Rosa Y. Copla
                                    ----------------------------------------
                                    Notary Public, State of Florida at Large


My commission expires:

NOTARY PUBLIC, STATE OF FLORIDA AT LARGE
MY COMMISSION EXPIRES APR. 13, 1975
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